FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  December 8, 2000.


                             HIGH PLAINS CORPORATION

              (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                 (316) 269-4310
                         (Registrant's telephone number)


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Item 5  Other Information

Wichita, KS, December 8, 2000 -- High Plains Corporation (Nasdaq: HIPC) today announced initiatives and strategic action plans under consideration by its Board of Directors after the recently concluded annual shareholders' meeting. The Board focused on a continuing evaluation and prioritization of capital projects geared to diversify and position the Company to achieve long term goals, and discussed such options as expansion of fuel ethanol production, expansion of industrial and beverage alcohol production, co-generation of electricity from landfill gas, and extraction and distillation of glycerol from stillage by-products.

Donald Schroeder, Chairman of High Plains' Board of Directors, stated, "Our goal is to position High Plains for long term growth and profitability, and to provide a good return on the investments of our shareholders. While we are well positioned financially after our major refinancing last year, we still must spend our liquid assets judiciously. Many projects are attractive, but our job is to prioritize the projects that best fit with our strategic goals, then pursue those projects aggressively."

Gary Smith, President and CEO elaborated by stating that, "Our immediate priorities are influenced by the strong ethanol markets, and the recent action by the Department of Agriculture in providing a two year cash incentive for ethanol producers who increase their grain consumption in order to increase their fuel ethanol production. The program allows "small" ethanol producers (less than 65 million gallons per year) reimbursement for the cost of one bushel of grain for every 2 1/2 bushels used for increases in fuel ethanol production. "Large" producers would receive one bushel for every 3 1/2 bushels of increased usage. It is a welcome incentive to expand, and our board and management team is currently evaluating how High Plains can best take advantage of this opportunity," Smith explained.

"At the same time, opportunities to expand industrial ethanol production are very attractive, and we have already committed resources to study electric co-generation from the relatively inexpensive landfill gas available to our Colwich, Kansas facility. We also continue to develop the technology necessary to scale up our glycerol production project from pilot plant to production plant scale, and still hope to report on the viability of that project by February of 2001," he continued.

High Plains also announced that its Board of Directors has authorized the expenditure of up to One Million Dollars ($1,000,000) to repurchase shares of its Common Stock, from time to time, in either public market or private transactions. This buyback will commence immediately, and may continue through June 30, 2001, the end of the Company's fiscal year. The Company will make purchases only at such time and share prices as the Company deems to be favorable, and the amount and timing of any share repurchases will be based on management's ongoing assessment of the Company's capital structure, liquidity, general market conditions, and other corporate considerations.


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"We believe that the current valuation of our stock inadequately reflects both the current financial performance of our company, and the performance expectations we have for our 2001 fiscal year and beyond," said Gary Smith. "We believe the industry is very healthy, and has a bright future. Demand is expanding with substantial additional ethanol blending expected in California, and political initiatives to eliminate MTBE have to date been framed in a light that is favorable to the ethanol industry. This stock buyback program, along with the referenced capital projects which are being considered by the Company, reflects our confidence in our future performance, as well as our commitment to building shareholder value," Smith concluded.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.


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                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:     December 8, 2000               HIGH PLAINS CORPORATION

                                         /s/Gary R. Smith
                                         President & CEO